Registration Statement No. 333-237342

Filed Pursuant to Rule 424(b)(2)

PRICING SUPPLEMENT R2401 dated June 25, 2020 (To Prospectus Supplement dated April 20, 2020 and Prospectus dated April 20, 2020)
Bank of Montreal Medium-Term Notes Equity Index Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

■   Linked to the Russell 2000® Index

■   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. The maturity payment amount will reflect the following terms:

■  If the level of the Index increases, you will receive the original offering price plus 300% participation in the upside performance of the Index, subject to a maximum return at maturity of 20.70% of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,207.00

■  If the level of the Index decreases, you will have full downside exposure to the decrease in the level of the Index from the starting level and you will lose some, and possibly all, of the original offering price of your securities

■   Investors may lose some, and possibly all, of the original offering price

■   All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the Index for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

■   No periodic interest payments or dividends

■   No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities is $966.20 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Bank of Montreal

Per Security	$1,000.00	$17.30	$982.70
Total	$29,411,000	$508,810.30	$28,902,189.70
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	Russell 2000® Index (the “Index”).
Pricing Date:	June 26, 2020.
Issue Date:	June 30, 2020. (T+2)
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•     if the ending level is greater than the starting level: $1,000 plus the lesser of:

	(i)	$1,000	×	ending level – starting level	× participation rate	; and
starting level
Maturity Payment Amount:	(ii) the maximum return; • if the ending level is less than or equal to the starting level: $1,000 minus:
		$1,000	×	starting level– ending level
starting level

If the ending level is less than the starting level, you will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose some, and possibly all, of the original offering price of your securities at maturity.

All calculations with respect to the maturity payment amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the maturity payment amount will be rounded to the nearest cent, with one-half cent rounded upward.

Stated Maturity Date:

July 23, 2021. If the calculation day is postponed, the stated maturity date will be the later of (i) July 23, 2021 and (ii) three business days after the calculation day as postponed. See “—Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” for information about the circumstances that may result in a postponement of the calculation day. If the stated maturity date is not a business day, the payment required to be made on the securities on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:	1,378.780, which was the closing level of the Index on the pricing date.
Closing Level:	The “closing level” of the Index on any trading day means the official closing level of the Index reported by the index sponsor on such trading day, as obtained by the calculation agent on such trading day from the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Bloomberg Financial Services, but the calculation agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “closing level” are subject to the provisions set forth below under “Additional Terms of the Securities—Market Disruption Events,” “—Adjustments to the Index” and “—Discontinuance of the Index.”

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.
Maximum Return:	The “maximum return” is 20.70% of the original offering price per security ($207.00 per security). As a result of the maximum return, the maximum maturity payment amount is $1,207.00 per security.
Participation Rate:	300%.
Calculation Day:	July 19, 2021. If such day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of the Canadian federal income tax considerations relating to an investment in the securities, please see the section of the prospectus supplement, “Certain Income Tax Consequences – Certain Canadian Income Tax Considerations.” For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see the section below, “Supplemental U.S. Federal Income Tax Considerations.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an agent discount of $17.30 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $12.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

The agent, BMOCM or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or distribution expense fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06367WS95
No Conversion:	The securities will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

________________________

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus supplement dated April 20, 2020 and the prospectus dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. Information in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated April 20, 2020:

https://www.sec.gov/Archives/edgar/data/927971/000119312520112249/d908040d424b5.htm

•	Prospectus dated April 20, 2020:

https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Estimated Value of the Securities

Our estimated initial value of the securities on the date of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Risk Factors” below.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Investor Considerations

We have designed the securities for investors who:

▪	seek 300% leveraged exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum return at maturity of 20.70% of the original offering price;

▪	understand that if the ending level is less than the starting level, they will have full downside exposure to the decrease in the level of the Index from the starting level, and will lose some, and possibly all, of the original offering price per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and

▪	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending level of the Index may decrease from the starting level, and the risk of full downside exposure to any such decrease;

▪	seek uncapped exposure to the upside performance of the Index;

▪	seek full return of the original offering price of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price as set forth on the cover page of this pricing supplement;

▪	seek current income;

▪	are unwilling to accept the risk of exposure to the small capitalization segment of the United States equity market represented by the Index;

▪	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Hypothetical Payout Profile

The following profile is based on the maximum return of 20.70% or $207.00 per security, and the participation rate of 300%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, and whether you hold your securities to maturity.

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Level Is Less Than The Starting Level, You Will Lose Some, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level of the Index relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the maturity payment amount you receive may be more or less, and possibly significantly less, than the original offering price of your securities.

If the ending level is less than the starting level, you will have full downside exposure to the decrease in the level of the Index from the starting level. In this case, the maturity payment amount will be reduced by an amount equal to the decline in the level of the Index from the starting level (expressed as a percentage of the starting level). As a result, you may lose some, and possibly all, of the original offering price per security at maturity, even if the level of the Index is greater than or equal to the starting level at certain times during the term of the securities.

Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of ours or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities. You should review the section of this pricing supplement entitled “Supplemental U.S. Federal Income Tax Considerations.”

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.

The Securities Are Subject To The Credit Risk Of Bank Of Montreal.

The securities are our obligations, and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the issuers of any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Index, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account at WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•	Index Performance. The value of the securities prior to maturity will depend substantially on the then-current level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the starting level.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the stated maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that would be payable at maturity based on the then-current level of the Index.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the original offering price plus the maximum return.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is in part because the maturity payment amount will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments paid on those securities. In addition, the maturity payment amount will not be greater than the original offering price plus the maximum return.

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the maturity payment amount payable to you at maturity. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities and the maturity payment amount payable at maturity. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the securities. Neither we nor WFS are affiliated with any of the companies included in the Index. These unaffiliated companies included in the Index will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Russell 2000® Index may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of WFS or any other dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine the ending level of the Index and may be required to make other determinations that affect the return you receive on the securities at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the scheduled calculation day, which may result in postponement of the calculation day; determining the ending level of the Index if the calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the Index is discontinued, selecting a successor equity index or, if no successor equity index is available, determining the ending level of the Index; and determining whether to adjust the ending level of the Index on the calculation day in the event of certain changes in or modifications to the Index. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. BMOCM calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by BMOCM. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index. Our affiliates or any participating dealer in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the pricing date could have resulted in an increase in the level of the Index on the pricing date, which could adversely affect investors in the securities by increasing the level at which the Index must close on the calculation day in order for investors in the securities to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of the calculation day or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or distribution expense fee for the sale of the securities to you, this projected hedging profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Uncertain.

We do not plan to request a ruling from the IRS or from any Canadian authorities regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

The IRS has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental U.S. Federal Income Tax Considerations” in this pricing supplement. You should consult your tax advisor about your own tax situation.

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Hypothetical Returns

The following table illustrates, for the maximum return of 20.70% or $207.00 per security and a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical maturity payment amount payable at stated maturity per security; and

•	the hypothetical pre-tax total rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,207.00	20.70%
150.00	50.00%	$1,207.00	20.70%
140.00	40.00%	$1,207.00	20.70%
130.00	30.00%	$1,207.00	20.70%
120.00	20.00%	$1,207.00	20.70%
110.00	10.00%	$1,207.00	20.70%
106.90	6.90%	$1,207.00	20.70%
105.00	5.00%	$1,150.00	15.00%
103.00	3.00%	$1,090.00	9.00%
101.00	1.00%	$1,030.00	3.00%
100.00(1)	0.00%	$1,000.00	0.00%
99.00	-1.00%	$990.00	-1.00%
97.00	-3.00%	$970.00	-3.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
75.00	-25.00%	$750.00	-25.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level and the actual ending level.

PRS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Hypothetical Payments at Stated Maturity

Set forth below are three examples of payment at stated maturity calculations, reflecting the maximum return of 20.70% or $207.00 per security and assuming a hypothetical starting level and hypothetical ending level as indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. Maturity payment amount is greater than the original offering price and reflects a return that is less than the maximum return:

Hypothetical starting level: 100.00

Hypothetical ending level:  103.00

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the original offering price of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000	×	103.00 – 100.00	× 300%	= $90.00;	and
100.00

(ii) the maximum return of $207.00

On the stated maturity date, you would receive $1,090.00 per security.

Example 2. Maturity payment amount is greater than the original offering price and reflects a return equal to the maximum return:

Hypothetical starting level: 100.00

Hypothetical ending level:  120.00

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the original offering price of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000	×	120.00 – 100.00	× 300%	= $600.00;	and
100.00

(ii) the maximum return of $207.00

On the stated maturity date, you would receive $1,207.00 per security, which is the maximum maturity payment amount.

In addition to limiting your return on the securities, the maximum return limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 300% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 106.90% of the starting level since your return on the securities for any ending level greater than 106.90% of the starting level will be limited to the maximum return.

PRS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Example 3. Maturity payment amount is less than the original offering price:

Hypothetical starting level: 100.00

Hypothetical ending level: 50.00

Since the hypothetical ending level is less than the hypothetical starting level, you will have full downside exposure to the decrease in the level of the Index from the starting level and would lose a portion of the original offering price of your securities. In this case, you would receive the maturity payment amount equal to:

$1,000 -	$1,000	×	100.00 – 50.00	= $500.00
100.00

On the stated maturity date, you would receive $500.00 per security.

To the extent that the starting level, and ending level differ from the values assumed above, the results indicated above would be different.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Additional Terms of the Securities

Bank of Montreal will issue the securities as part of a series of senior unsecured debt securities, as described in more detail in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent

BMOCM, our wholly owned subsidiary, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the maturity payment amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

(F)	The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the calculation day, then the calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the sponsor or publisher of the Index (the “index sponsor”) discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee, and the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, Bank of Montreal or one of its affiliates will cause notice to be given to holders of the securities.

PRS-18

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the maturity payment amount, calculated as provided herein. The maturity payment amount will be calculated as though the date of acceleration were the calculation day.

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

The Russell 2000® Index

The Russell 2000® Index is an equity index that is intended to track the performance of the small capitalization segment of the U.S. equity market.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index sponsor’s website (including information regarding the Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Index is accurate or complete.

Historical Information

We obtained the closing levels of the Index in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2015 to June 26, 2020. The closing level on June 26, 2020 was 1,378.780. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the securities.

Russell 2000® Index Daily Closing Level

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

The Russell 2000® Index

The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the securities.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters are located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N shares” of companies controlled by entities or individuals based in mainland China are not eligible for inclusion in the Russell 2000® Index.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies, are not eligible), blank check companies, special-purpose acquisition companies, exchange traded funds, mutual funds and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell 2000® Index.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. On the rank day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other FTSE Russell indexes are determined from that set of securities. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us.

The securities are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. FTSE Russell's publication of the Russell 2000® Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. FTSE Russell's only relationship to the Issuer is the licensing of certain trademarks and trade names of FTSE Russell and of the Russell 2000® Index which is determined, composed and calculated by FTSE Russell without regard to the Issuer or the securities. FTSE Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED HEREIN WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PRS-22

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA” and, each such plan, an “ERISA Plan”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, individual retirement accounts and Keogh plans subject to Section 4975 of the Code and entities such as collective investment funds, partnerships or separate accounts whose underlying assets are deemed to include “plan assets” of such ERISA Plans, accounts or plans (collectively, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case referred to herein as “parties in interest”) with respect to such Plans. As a result of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. Where the Bank of Montreal or our affiliate is or becomes a party in interest with respect to a Plan, the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code and result in civil penalties or other liabilities under ERISA or an excise tax under Section 4975 of the Code unless such acquisition and holding is pursuant to and in accordance with applicable statutory, regulatory or administrative relief.

In this regard, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and related lending transactions where neither Bank of Montreal nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”). Moreover, the United States Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the securities. Those exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

Accordingly, the securities may not be purchased or held by any Plan or any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for exemptive relief under one or more of the PTCEs listed above or under the Service Provider Exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will therefore be deemed to have represented by such purchase and holding that it either (1) is not a Plan and is not purchasing the securities on behalf of or with “plan assets” of any Plan or (2) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non-ERISA Arrangements”) are not subject to the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code, but may be subject to similar rules under applicable laws or regulations (“Similar Laws”). As such, any purchaser or holder of the securities or any interest in the securities which is, or is investing the assets of, a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the securities that such purchase and holding will not violate the provisions of any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

PRS-23

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

None of us, the agent or our respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition or holding of securities by any Plan or Non-ERISA Arrangement. Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of securities to any Plan or Non-ERISA Arrangement is in no respect a representation by Bank of Montreal, the agent or any of our respective affiliates that such an investment is appropriate for, or meets all applicable legal requirements with respect to investments by, Plans or Non-ERISA Arrangements.

PRS-24

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements and, to the extent applicable, supersedes the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus) and non-United States holders (as defined below). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. The discussion in this section does not apply to holders subject to special rules, including holders subject to Section 451(b) of the Code.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

We will treat the securities as not effectively connected with our U.S. trade or business, as determined for U.S. federal income tax purposes. As a result, we intend to treat any interest income with respect to the securities, as determined for U.S. federal income tax purposes, as foreign-sourced.

United States Holders

In the opinion of our counsel, Morrison & Foerster LLP, it is reasonable to treat the securities described in this pricing supplement as pre-paid cash-settled derivative contracts in respect of the Index that are “open transactions” for U.S. federal income tax purposes, and by purchasing the securities, a holder agrees (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all U.S. federal income tax purposes in accordance with such characterization. If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder generally should recognize capital gain or loss upon the sale or maturity of the securities in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the securities. In general, a United States holder’s tax basis in the securities will equal the price the holder paid for the securities. Capital gain recognized by an individual United States holder generally is taxed at preferential rates where the property is held for more than one year and generally is taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for securities of a United States holder who acquires the securities upon issuance generally will begin on the date after the issue date (i.e., the settlement date) of the securities. If the securities are held by the same United States holder until maturity, that holder’s holding period generally will include the maturity date. It is possible that the IRS could assert that a United States holder’s holding period in respect of the securities should end on the date on which the amount the holder is entitled to receive upon the maturity of the securities is determined, even though the holder will not receive any amounts from us in respect of the securities prior to the maturity of the securities. In such case, a United States holder may be treated as having a holding period in respect of the securities that is one year or less even if the holder receives cash upon maturity of the securities at a time that is more than one year after the beginning of its holding period.

PRS-25

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Potential Application of Section 1260 of the Code

To the extent the Index includes the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there exists a substantial risk that an investment in a security is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a security will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity).

If an investment in a security is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the security will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the security and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the security attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale or maturity of the security at fair market value (and appropriately taking into account any leveraged upside exposure). Alternatively, the IRS may contend that the Excess Gain should not be limited to amounts attributable to a Section 1260 Financial Asset, but should instead apply to all of the Index. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in a security.

Alternative Treatments

Alternative tax treatments of the securities are also possible, and the IRS might assert that a treatment other than that described above is more appropriate. For example, it would be possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument. Because the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a United States holder generally would be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity. In addition, any gain a United States holder might recognize upon the sale or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

To the extent that the Index periodically rebalances, it is possible that the securities could be treated as a series of pre-paid derivative contracts, each of which matures on the next rebalancing date. If the securities were properly characterized in such a manner, a United States holder would be treated as disposing of the securities on each rebalancing date in return for new pre-paid derivative contracts that mature on the next rebalancing date, and a holder could accordingly recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the securities on such date.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a holder may recognize upon the sale or maturity of the securities should be treated as ordinary gain or loss.

The IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently, and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

PRS-26

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

The following discussion applies to non-United States holders of the securities. A non-United States holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

As referenced above, we intend to treat payments with respect to a security as not effectively connected with our U.S. trade or business, and thus as foreign-sourced, for U.S. federal income tax purposes. As a result, except as discussed below, generally a non-United States holder will not be subject to U.S. federal income or withholding tax with respect to a security unless payments with respect to such security are effectively connected with the conduct by the holder of a U.S. trade or business or, under certain limited circumstances, the holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the sale or maturity of the securities.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under Treasury Department regulations, payments (including deemed payments) with respect to equity -linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the Treasury Department and the IRS intend to amend the effective date of the Treasury regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Accordingly, if the securities are not delta-one instruments and are issued before January 1, 2023, non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of the Index, any component of the Index, or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with certain certifications. Proposed regulations eliminate the original requirement under FATCA to withhold from the gross proceeds from the disposition of financial instruments, and may be relied upon pending their finalization.

To the extent that the securities and payments with respect thereto are properly treated as described herein for U.S. federal income tax purposes, we do not expect FATCA withholding will apply to payments on the securities. However, if we (or an applicable withholding agent) determine withholding is appropriate with respect to the securities, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the securities.

PRS-27

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Supplemental Plan of Distribution (Conflicts of Interest)

The securities are being purchased by the agent as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent may be our hedge counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may purchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased. The agent will receive an agent discount of $17.30 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $12.50 per security. These securities dealers may include WFA. In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

Proceeds to be received by us in this offering will be net of the agent discount, commission and expenses payable by us.

The securities are new issues of securities with no established trading markets. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates, and BMOCM and its affiliates, may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period.

Our broker-dealer subsidiary, BMOCM, does not expect to make a market in the securities. If BMOCM determines that the agent is unable or unwilling to make a market in the securities at any time, BMOCM may, but is not obligated to, make a market in the securities at that time. If BMOCM makes a market in the securities at any time, its valuation of the securities may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.

We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

No action has been or will be taken by us, the agent or any broker-dealer affiliates of either us or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any broker-dealer affiliates of either us or the agent.

Conflicts of Interest

Wells Fargo Securities, LLC is the agent for the distribution of the securities and is an affiliate of Wells Fargo Bank, National Association, which acts as trustee under the senior debt indenture governing the securities. Therefore, if a default occurs with respect to the securities, the trustee would have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the senior debt indenture governing the securities and we would be required to appoint a successor trustee. If the trustee resigns following a default, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the senior debt indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to holders of the securities under the senior debt indenture and (b) a conflicting interest under the senior debt indenture for purposes of the Trust Indenture Act.

PRS-28

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Selling Restrictions

The securities and the related offer to purchase securities and sale of securities under the terms and conditions provided in this pricing supplement and the related prospectus supplement and prospectus do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The securities are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the securities from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these securities.

Argentina

The securities are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the securities in Argentina. The contents of this pricing supplement and the related prospectus supplement and prospectus have not been reviewed by the Argentine Comisión Nacional de Valores.

Brazil

The securities have not been, and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the securities is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the securities to the public in Brazil. Persons wishing to offer or acquire the securities within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

British Virgin Islands

The securities have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related prospectus supplement and prospectus shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Chile

Neither the issuer nor the securities have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement (and the related prospectus supplement and prospectus) do not constitute an offer of, or an invitation to subscribe for or purchase, the securities in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

European Economic Area

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (the “EEA”) or in the U.K. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (“the Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the U.K. may be unlawful under the PRIIPs Regulation.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. The pricing supplement and the related prospectus supplement and prospectus may not be publicly distributed in Mexico. The securities may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

PRS-29

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Panama

The securities have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The securities do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Paraguay

The sale of the securities qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The securities must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The securities are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed securities are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the security.

Peru

The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement or the related prospectus supplement, the prospectus or any other material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Uruguay

The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

PRS-30

Market Linked Securities—Leveraged Upside Participation to a Cap and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the Russell 2000® Index due July 23, 2021

Validity Of The Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed and issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 20, 2020, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 20, 2020.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 20, 2020, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated April 20, 2020.

PRS-31